VARONIS SYSTEMS, INC.

INSIDER TRADING POLICY
(Effective as of July 26, 2023)

INTRODUCTION

Federal and state laws prohibit purchasing or selling securities on the basis of material non-public information about the applicable company. These laws also prohibit persons in possession of material non-public information from disclosing this information to others who trade.

In light of these prohibitions, Varonis Systems, Inc., together with its subsidiaries (collectively, “Varonis” or the “Company”), has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, employees and service providers. This Policy also applies to anyone who lives in your household (other than household employees), family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control, and entities under your control or for which you make or are authorized to make investment decisions (collectively, “Restricted Affiliates”). The Company may also determine that other persons are subject to this Policy from time to time, such as consultants and agents who have access to material non-public information.

We designed this Policy to promote compliance with the federal securities laws and to protect Varonis and you from the serious liabilities and penalties that can result from violations of these laws. You, however, are responsible for ensuring that you do not violate federal or state securities laws or this Policy. Keep in mind that the Securities and Exchange Commission (“SEC”) and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such trades as if you had traded yourself.

If you have any questions about this Policy or its application to a particular transaction, you should contact the Company's General Counsel (the "General Counsel") or an attorney in the Company's Legal Department (the "Legal Department").

INSIDER TRADING PENALTIES

The penalties for violating insider trading laws and this Policy are severe. If you violate the federal insider trading laws, you may have to pay civil fines of up to three times (×3) the profit gained or loss avoided by such trading, as well as criminal fines of up to $5,000,000 for individuals and of up to $25,000,000 for non-natural persons. You also may have to serve a jail sentence of up to 20 years.

In addition, Varonis could be subject to paying a civil fine of up to three times (×3) the profit gained or loss avoided as a result of your insider trading violations, and a criminal penalty of up to $25,000,000. Insider trading could also compel Varonis to disclose non-public information before it would have done so otherwise, which could damage Varonis’ competitive position, jeopardize strategic or other important plans and threaten or eliminate opportunities such as acquisitions or financings.

In addition to penalties, firms or persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future, e.g., many regulated industries will not permit such firms or persons to engage in regulated activity. Further, for a Varonis director, officer or employee to even be accused of securities law violations would have very damaging effects on the Company’s reputation.

Because a violation of these laws or this Policy poses significant risks to Varonis, any violation of this Policy may result in immediate disciplinary measures being taken against you, including potential termination of employment or service with Varonis.

The SEC, the NASDAQ Stock Market, Inc. (“NASDAQ”) and state regulators (as well as the N.Y. Attorney General and the Department of Justice) use sophisticated surveillance techniques to uncover insider trading and are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. The size of the transaction or the amount of profit received does not have to be large to result in prosecution. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.

You must carefully read this Policy and follow its directives at all times. You are responsible for ensuring the compliance of any family member whose transactions in securities are subject to your influence or control, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they purchase or sell Company securities or the securities of any Restricted Company (as defined below). Failure to adhere to this Policy or certify as to the matters contained in the acknowledgment form attached as Exhibit A to this Policy may result in immediate disciplinary measures being taken against you including, where appropriate, termination of employment or service with Varonis.

If you become aware of a possible insider trading violation, you should immediately report the potential violation to the General Counsel or the Legal Department.

POLICIES AND PROCEDURES

A.Insider Trading Policy

This Policy prohibits: (1) purchasing or selling securities when you have material non-public information, (2) “tipping” (as explained below), and (3) speculative trading. Please be aware that the first two such restrictions will continue to apply to you after the termination of your employment or service with Varonis for so long as you are in possession of material non-public information about Varonis or any other company obtained during your employment or service with Varonis.

1.Trading When You Are Aware of Material Non-Public Information is Prohibited

You may not purchase or sell stock or other securities of any company, including Varonis, when you are aware of material non-public information about that company or you have material non-public information as a result of your role with Varonis that could affect the share price of that company. This Policy against “insider trading” applies to purchases and sales (at the times described in this Policy) of Varonis securities, as well as to purchases and sales of securities of any other company. “Varonis securities” may include common stock, options for common stock, restricted common stock, restricted common stock units, debt securities and any other securities of Varonis, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to Varonis securities, including securities convertible or exchangeable into, or whose value is derived by the value of, Varonis securities, whether or not issued by Varonis.

“Purchase” and “sale” are defined broadly under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

■“Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.

■“Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

In light of the broad range of transactions that these definitions pick up, it is important to understand that the restrictions in this Policy apply, among other things, to the following types of “purchases” and “sales”:

■conventional cash-for-stock transactions;

■making gifts of Varonis’ securities (including charitable donations);

■using Varonis’ securities to secure a loan, in some circumstances (see Section A.3. below – “Speculative Trading is Prohibited”);

■broker-assisted cashless exercises of stock options (as defined below);

■engaging in short sales and other hedging transactions (which are prohibited under this Policy);

■a sale of Varonis’ securities obtained through the exercise of employee stock options granted by Varonis; and

■purchases and sales of derivative securities (e.g., options, warrants, convertible securities, stock appreciation rights or any similar security with a value derived from the value of an equity security), including exchange traded options and other convertible securities.

The restrictions in this Policy do not, however, apply to (i) the exercise of Varonis stock options pursuant to the Varonis stock plans, whether for cash or on a “net exercise” basis (as defined below), as long as none of the underlying option shares are subsequently sold on the open market, (ii) the vesting of Varonis stock options, restricted stock or restricted stock units or (iii) the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units where your award provides you the right to elect to do so. Therefore, you may freely exercise your stock options for cash, engage in “net exercises” and have Varonis withhold shares to satisfy your tax obligations without violating this Policy. Note that a “net exercise” (which is permitted without restriction) is the use of the underlying shares to pay the Company the exercise price and/or tax withholding obligation, without any open market transaction, whereas a broker-assisted cashless exercise (which is subject to the restrictions in this Policy), involves the broker selling some or all of the shares underlying the option on the open market.

2.“Tipping” is Prohibited

You may not disclose to anyone, including, without limitation, family members and co-workers (except as may be required by your job position), any material non-public information about Varonis or its securities or any other company or its securities. This includes not only refraining from making purchase, sell or hold recommendations to anyone about Varonis or any other company while in possession of material non-public information, but also refraining from making comments concerning material non-public information that may significantly alter the mix of information concerning Varonis that is available to the recipient. Consider this restriction in regard to even innocently-intended disclosures about the Company’s business or your individual work situation where those comments could be construed as giving insight into the Company’s performance or practice. This practice, known as “tipping,” also violates the federal securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from the purchase or sale made by persons to whom you passed material non-public information. This Policy does not restrict legitimate business communications on a “need to know” basis, where you have a basis to expect that the other person will not purchase or sell while in possession of the information.

3.Speculative Trading is Prohibited

You are encouraged to consider a purchase of Varonis securities as a long-term investment and, through ownership, to develop an alignment of interest with the performance and prospects of Varonis. Consistent with that philosophy, you are prohibited from engaging in any speculative trading involving Varonis securities, including, without limitation:

■purchasing or selling ‘put’ option, ‘call’ options or other publicly-traded options on Varonis securities; or

■engaging in short sales of Varonis securities.

4.Hedging Transactions

Certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. For this reason, officers, directors and employees may not enter into such transactions.

5.Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to purchase or sell Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

6.Standing and Limit Orders

You may not place standing or limit orders on Company securities except pursuant to the procedures described in the section below entitled “Policies and Procedures – When and How to Trade Varonis Securities – Rule 10b5-1 Trading Plans.” Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee or service provider is in possession of material non-public information.

B. Unauthorized Disclosure

1.Use or Disclosure of Material Non-Public Information is Prohibited

You must maintain the confidentiality of Varonis information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about Varonis or its business plans should be considered confidential and proprietary to Varonis until we disclose it pursuant to our official channels. You may not disclose it to others, such as family members, other relatives or business or social acquaintances. You also may not discuss the Company or its business in any “chat room” or similar internet-based forum, including anonymously or by use of an alias.

Also, legal rules govern the timing and nature of our disclosure of material information to outsiders and the public. Violation of these rules could result in substantial liability for you, Varonis and its management. For this reason, we permit only specifically designated representatives of Varonis, as identified below, to discuss Varonis with the news media, securities analysts and investors.

2.Third Party Inquiries

If you receive any inquiries about Varonis from third parties such as industry analysts or members of the financial or business media, you should direct them to Varonis’ Chief Financial Officer, General Counsel or Chief Marketing Officer.

C. What is “Material Non-Public Information”?

1.Material Information

Information is generally considered material if there is a likelihood that a reasonable investor would consider it important in making an investment decision to purchase, sell or hold securities. It includes any information that could reasonably affect the price of a security and may be either positive or negative information.

Although the materiality of information may vary depending on the circumstances of each case, be assured it will be scrutinized by federal, state and NASDAQ investigators with “20/20 hindsight.” Consequently, any appearance of impropriety should be avoided, and the particular facts of each such situation should be carefully reviewed. You should always err on the side of deciding that the information is material and not purchase or sell securities. The following pieces of information about a company are likely to be considered material:

■earnings, revenues, expenses, dividends, cash-flows from operations, liquidity and other non-public financial information;

■financial projections, including affirmations of prior earnings guidance and whether a company will or will not meet earnings expectations;

■unexpected financial results and unexpected events affecting such results;

■mergers, acquisitions, tender offers, joint ventures, divestitures or other changes in assets or business;

■launch of new products or new versions of existing products, accomplishment of significant milestones in product or intellectual property development (such as registration or grant of patents), achievement of scientific or engineering breakthroughs or other developments from research efforts;

■bank borrowings or financing transactions, including proposed new financing, refinancing or capital market transactions and actual or potential liquidity problems;

■events regarding a company’s securities (including, without limitation, defaults on debt securities, redemptions of securities, repurchase plans, changes in dividends or dividend policy, stock splits, changes in rights of security holders, and public or private sales of additional securities);

■major incidents;

■changes in or curtailment of operations or of significant facilities;

■developments regarding our joint venture partners, agents, distributors, customers or acquisition/investment targets (including the entry into, amendment or loss of an important contract or other arrangement with any of the foregoing);

■information concerning changes in senior management, key personnel or the composition of the Board of Directors, including information concerning the business and personal lives of the foregoing;

■developments in distribution channels;

■changes in compensation policy;

■a change in auditors or an auditor notification that a company may no longer rely on an audit report;

■threatened or pending litigation, and developments in ongoing material litigation and other contingencies;

■knowledge of any significant disruption in or breach or unauthorized access of the Company’s information technology infrastructure of cybersecurity or privacy incident or event;

■regulatory proceedings and governmental investigations; and

■bankruptcy, corporate restructuring or receivership.

This list is not exhaustive, and, depending upon the circumstances, other information may be material. In short, if you would consider the information relevant in making an investment decision, you should assume it is material. Even if you would not consider the information relevant in making an investment decision, but believe that a third party might consider it relevant, you should assume it is material. Remember that both positive and negative information may be material information. You should always treat information as material if you have any reason to believe that it may be important.

If you are unsure about the materiality of certain information or a specific transaction, please call the General Counsel or the Legal Department for advice.

2.Non-Public Information

Non-public information is information that is not generally known or available to the public. We consider information to be available to the public only when:

■it has been released to the public by a company through appropriate channels (e.g., by means of a Company press release distributed through a widely disseminated news or wire service or in a publicly available filing made by the Company with the SEC); and

■enough time has elapsed to permit the market to absorb the information.

Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material non-public information should refrain from any trading activity for two (2) trading days following its release. If you are unsure or have questions, please call the General Counsel or the Legal Department for advice.

D. When and How to Trade Varonis’ Securities

1.Overview

All directors, officers, employees, service providers and Restricted Affiliates of Varonis must comply with the applicable restrictions detailed below. No such person may purchase or sell Varonis’ securities when such person is aware of material non-public information as described above or if the purchase or sale falls outside the Trading Window (as defined below), except as specifically permitted herein. Further, no officer, employee at the Vice President level or above, employee in the Finance or Legal Departments or other person who has been informed by the General Counsel or a delegate that such person is subject to the pre-clearance policy (collectively “Restricted Insiders”) and no director or executive may purchase or sell Varonis’ securities, or permit any of such person’s Restricted Affiliates to purchase or sell Varonis’ securities, unless the purchase or sale was pre-cleared under Varonis’ pre-clearance policy as detailed below.

In addition, directors, officers, employees, service providers and Restricted Affiliates may only purchase or sell securities of a public company in or with which Varonis has a material interest or relationship, or in or with which Varonis is contemplating having a material interest or relationship (namely, a material interest or relationship (actual or contemplated) in any of Varonis’ business partners, agents, distributors, customers and acquisition/investment targets, which we collectively refer to herein as “Restricted Companies”) while not aware of material non-public information relating to the Restricted Company and, if such person’s Varonis duties involve or relate to such Restricted Company, the purchase or sale was also pre-cleared under Varonis’ pre-clearance policy as detailed below. If you have any doubt regarding whether you are subject to pre-clearance in respect of a Restricted Company, please call the General Counsel or the Legal Department for advice.

Before you purchase or sell Varonis’ securities or securities of any Restricted Company, you should bear in mind a potential liquidity trap that you could face: you could receive permission to purchase a security or have your interest in a security vest, but later be refused permission to sell it (or exercise and then sell it) (at least temporarily) because the Trading Window is closed at that time or you do not receive pre-clearance from the General Counsel. These situations are frequently beyond the control of Varonis and could lock you into an unwanted investment for a considerable period of time. This risk is an inherent, and necessary, part of Varonis’ policy with respect to purchasing or selling Varonis’ securities and securities of Restricted Companies.

2.Trading Window

You and your Restricted Affiliates may only purchase or sell Varonis’ securities during a certain period during each quarter (the “Trading Window”). The Trading Window begins two (2) full trading days after Varonis’ public announcement of its annual or quarterly earnings and ends fifteen (15) calendar days prior to the end of the then current quarter (or if such day is not a trading day, on the close of trading on the immediately preceding trading day).

However, even if the Trading Window is open, you and your Restricted Affiliates may not purchase or sell Varonis’ securities or securities of any Restricted Company if you are aware of material non-public information about Varonis or such Restricted Company. In addition, if applicable, you must pre-clear all purchases and sales with the General Counsel even if you initiate them when the Trading Window is open.

From time to time, Varonis may close the Trading Window due to material non-public information developments. In such an event, the General Counsel or the Legal Department may notify particular individuals or the Company as a whole that they should not engage in any purchase or sale of Varonis securities (trading restrictions may also be imposed on securities of one or more Restricted Companies if the material non-public information pertains to such Restricted Companies), and such individuals should not disclose to others the fact that the Trading Window has been closed. If you are in doubt whether a Trading Window is open, consult the General Counsel or the Legal Department.

Even if the Trading Window is closed, you may exercise Varonis stock options if no shares are to be sold (or exercise a “net exercise” right or tax withholding right pursuant to which you elect to have Varonis withhold shares subject to an option to satisfy tax withholding obligations); you may not, however, effect sales of the underlying stock issued upon the exercise of stock options (including same-day sales and “cashless exercises”). Generally, all pending market purchase/sale orders regarding Varonis securities must be executed within the Trading Window or otherwise cancelled when the window closes.

In addition, even if the Trading Window is closed, you may purchase and sell Varonis’ securities pursuant to a Qualified Rule 10b5-1 Plan, as discussed below. If you expect a need to sell Varonis securities at a specific time in the future, you may wish to consider entering into such a plan.

3.Pre-Clearance Procedures

Varonis requires all persons specified pursuant to Section D.1 above – “Overview” who wish to engage (or have a Restricted Affiliate who wishes to engage) in any purchase or sale involving Varonis securities or securities of Restricted Companies (including any broker-assisted option exercise, stock purchase, stock sale, gift, loan, contribution to a trust, or any other transfer or acquisition), to first obtain pre-clearance of the transaction from the General Counsel, unless the transaction is pursuant to a Qualified Rule 10b5-1 Plan, as discussed below.

A request for pre-clearance should be submitted to the General Counsel at least two (2) business days in advance of the proposed purchase or sale, unless the General Counsel agrees to a shorter period. The General Counsel will then determine whether the purchase or sale may proceed and will promptly notify you of this determination. When making a pre-clearance request, you need to be certain to include all relevant information concerning the proposed purchase or sale and how best to be reached.

The General Counsel may withhold clearance for the proposed purchase or sale, in his/her discretion, for various reasons including the following:

■you may possess material non-public information;

■the Trading Window is not open;

■the purchase or sale does not comply with Rule 144 of the Securities Act of 1933, as amended, and other legal requirements;

■the purchase or sale could result in adverse publicity or have a material adverse impact on trading in Varonis’ securities or Varonis;

■you are subject to Section 16(a) of the Exchange Act and sufficient advance notice had not been given to allow time to prepare and review a Form 4; or

■other relevant considerations cause the purchase or sale to be inappropriate.

Please be aware that, if the clearance of a proposed purchase or sale is withheld by the General Counsel, the decision cannot be “overruled” by any member of management. The General Counsel may obtain the advice of outside legal counsel with respect to a pre-clearance request. You may not in any event engage in the proposed purchase or sale until a request has been pre-cleared in writing.

If a purchase or sale is approved under the pre-clearance policy, the purchase or sale must be executed within three (3) business days after the approval is obtained. Notwithstanding the General Counsel’s approval of a purchase or sale, your purchase or sale may not be executed if (i) you acquire material non-public information concerning the company whose securities you wish to purchase or sell during that time, (ii) the General Counsel subsequently revokes his/her approval, or (iii) the Trading Window is subsequently closed. If a purchase or sale is not completed within the period described above (or if the General Counsel revokes his/her approval and/or closes the Trading Window), the purchase or sale must be cleared again with the General Counsel before it may be executed.

If a proposed purchase or sale is not approved under the pre-clearance policy, you should refrain from initiating any purchase or sale of Varonis securities, and you should not inform anyone within or outside of Varonis of the restriction.

4.Rule 10b5-1 Trading Plans

Rule 10b5-1 adopted by the SEC provides an affirmative defense to insider trading that is available to a person making a purchase or sale of securities who demonstrates that the purchase or sale was effected pursuant to a pre-arranged “trading plan” that meets certain conditions. Notwithstanding the other provisions of this Policy, you may purchase or sell Varonis securities and securities of Restricted Companies regardless of whether you may be aware of material non-public information at the time of trading or whether the Trading Window is closed, provided that the purchase or sale is made pursuant to a plan validly established in compliance with the provisions of Rule 10b5-1 (a “Qualified Rule 10b5-1 Plan”) and the following criteria are satisfied:

■you must enter into the plan (including any amendments or terminations thereof) in good faith and only during an open Trading Window and at a time when you are not aware of material non-public information;

■you must act in good faith with respect to the plan (including any amendments or terminations thereof);

■the plan must be a written plan or binding contract (i.e., the plan may not consist of an oral arrangement or order to purchase or sell Varonis securities in the future) that does not allow you to exercise any subsequent influence over how, when or whether to effect the purchase or sale;

■the plan must specify the amount, price and date of purchases or sales, or include a written formula, algorithm or computer program for their determination. Alternatively, you could delegate trading decisions to a third party who, at the time of trading did not have, and was not influenced by anyone who had, material non-public information;

■if you are a director or officer subject to Section 16 of the Exchange Act, the plan must include representations from you certifying that, on the date of adoption of the plan (a) you are not aware of any material non-public information about the subject securities or the Company and (b) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 thereunder;

■if you are a director or officer subject to Section 16 of the Exchange Act, no purchases or sales under the plan may occur until the expiration of a cooling-off period consisting of the later of (a) 90 days after the adoption of the plan or (b) two business days following the filing of the Company’s Current Report on Form 10-Q or Annual Report on Form 10-K for the completed fiscal quarter in which the plan was adopted (subject to a maximum of 120 days after adoption of the plan) (such cooling-off period, the “Section 16 Cooling-off Period”);

■if you are not a director or officer Subject to Section 16 of the Exchange Act, no purchases or sales under the plan may occur until the expiration of a cooling-off period that is 30 days after the adoption of the plan (such cooling-off period, the “Non-Section 16 Cooling-off Period”);

■you do not have an outstanding Qualified Rule 10b5-1 Plan, subject to the limited exceptions provided in Rule 10b5-1(c)(1)(ii)(D); and

■the plan is pre-cleared in advanced by the General Counsel as described below.

In addition, if you have, during the prior 12-month period, entered into a Qualified 10b5-1 Plan that was designed to effect the open-market purchase or sale of all of the securities covered by such plan in a single transaction (such a plan, a “Single-Trade Plan”) and did not provide for an “eligible sell-to-cover transaction” (as described in Rule 10b5-1(c)(i)(ii)(D)(3)), you may not enter into a Single Trade Plan. A Qualified Rule 10b5-1 Plan must also comply with all other applicable disclosure and other requirements under federal and state securities laws. Varonis may also require that all Qualified Rule 10b5-1 Plans include additional safeguards for the benefit of Varonis (e.g., customary lockup commitments associated with underwritings of Varonis securities).

Purchases and sales effected pursuant to a Qualified Rule 10b5-1 Plan will not require further pre-clearance at the time of the purchase or sale if the plan complies with the requirements set forth above. You may not alter or deviate from the terms of a Qualified Rule 10b5-1 Plan and you may not engage in any corresponding or hedging transactions.

If you wish to implement, amend or terminate a Qualified Rule 10b5-1 Plan, you must first have the plan (or any amendment or proposal to terminate) pre-cleared by the General Counsel. If you amend the amount, price or timing of a Qualified Rule 10b5-1 Plan, purchases or sales under the amended plan may not commence until the expiration of the Section 16 Cooling-off Period or Non-Section 16 Cooling-off Period, as applicable, calculated from the date of the amendment. Again, a Qualified Rule 10b5-1 Plan may only be entered into, amended or terminated in good faith during an open Trading Window and at a time when you are not aware of material non-public information. In pre-clearing the implementation, amendment or termination of a Qualified Rule 10b5-1 Plan, the General Counsel shall not be responsible for determining whether such plan is in compliance with the provisions of Rule 10b5-1. Compliance with Rule 10b5-1 is solely your responsibility, and we recommend you consult with your advisors regarding compliance. Consider in particular that the sequential termination of one plan and adoption of a new plan, or amendments of a plan, may cast doubt on whether the plan was entered into in good faith in the first place or whether you acted in good faith with respect to plan, potentially rendering unavailable the affirmative defense of Rule 10b5-1 for transactions that occur under the plan.

5.Post-Termination Transactions

If you are in possession of material non-public information, you may not purchase or sell Varonis securities, even if you are no longer employed or engaged with the Company, until the second trading day after the earlier of (i) that information becoming public or (ii) that information becoming no longer material.

Further, (i) directors and executive officers must continue to comply with the “Trading Window” and pre-clearance rules for six (6) month period following the termination of their engagement/employment with the Company or its subsidiaries, as applicable; and (ii) Restricted Insiders must continue to comply with the “Trading Window” and pre-clearance rules until the commencement of the Trading Window following the public release of earnings for the fiscal quarter in which the Restricted Insider’s employment with the Company or its subsidiaries, as applicable, occurs.

6.Broker Requirements for Directors and Officers Subject to Section 16 under the Exchange Act

The timely reporting of transactions requires tight interface with brokers handling transactions for directors and officers subject to Section 16 under the Exchange Act. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of directors and officers subject to Section 16 under the Exchange Act need to comply with the following requirements:

■not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

■to report before the close of business on the day of the execution of the transaction to the Company by telephone and in writing via e-mail to the General Counsel or his or her designee, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s equity securities, including gifts, transfers and all 10b5-1 transactions.

Because it is the legal obligation of the purchasing or selling person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required), to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

SEEKING ADVICE/REPORTING VIOLATIONS

If you are unsure of the application of this Policy to any transaction that you or your Restricted Affiliates propose to undertake, or if you retrospectively realize that you or your Restricted Affiliates violated or may have violated this Policy, or for assistance with any of the matters discussed in the Policy, contact the General Counsel or the Legal Department as promptly as practicable. You should also refer suspected violations of this Policy to the General Counsel and the Legal Department. You may also report it through the Company's confidential Whistleblower Hotline (via web submission at https://www.openboard.info/VRNS/index.cfm or by calling (866) 860-8085).

EXHIBIT A

ACKNOWLEDGEMENT FORM

The undersigned, a director, officer, employee, service provider and/or consultant of Varonis Systems, Inc. or one of its subsidiaries (collectively, “Varonis”), as applicable, hereby certifies and represents to Varonis that he/she has received, read and understands the Varonis Insider Trading Policy (the “Policy”) and agrees to comply, and has complied, with the Policy in its entirety:

Executed on ________________, 20__
Name: __________________________
Title: __________________________